                  SERIES A CONVERTIBLE PREFERRED STOCK PURCHASE

                                    AGREEMENT



                           DATED AS OF AUGUST 15, 1997



                                      AMONG



                      COMMODORE APPLIED TECHNOLOGIES, INC.



                                       AND



                       THE PURCHASERS LISTED ON EXHIBIT A

                                                 TABLE OF CONTENTS

                                                                                                               PAGE
ARTICLE I  Purchase and Sale of Preferred Stock

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         Section 1.1  Purchase and Sale of Stock..................................................................1

         Section 1.2  The Conversion Shares.......................................................................1

         Section 1.3  Purchase Price and Closing..................................................................1

ARTICLE II  Representations and Warranties........................................................................2

         Section 2.1  Representation and Warranties of the Company................................................2

                  (a)  Organization, Good Standing and Power......................................................2

                  (b)  Authorization; Enforcement.................................................................2

                  (c)  Capitalization.............................................................................3

                  (d)  Issuance of Shares.........................................................................3

                  (e)  No Conflicts...............................................................................3

                  (f)  Commission Documents, Financial Statements.................................................4

                  (g)  Subsidiaries...............................................................................5

                  (h)  No Material Adverse Change.................................................................5

                  (i)  No Undisclosed Liabilities.................................................................5

                  (j)  No Undisclosed Events or Circumstances.....................................................5

                  (k)  Indebtedness...............................................................................6

                  (l)  Title to Assets............................................................................6

                  (m)  Actions Pending............................................................................6

                  (n)  Compliance with Law........................................................................6

                  (o)  Taxes......................................................................................6


                                                         i
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
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                  (p)  Certain Fees...............................................................................7

                  (q)  Disclosure.................................................................................7

                  (r)  Operation Of Business......................................................................7

                  (s)  Environmental Compliance...................................................................7

                  (t)  Books and Records..........................................................................8

                  (u)  Material Agreements........................................................................8

                  (v)  Transaction with Affiliates................................................................8

                  (w)  Securities Act of 1933.....................................................................8

                  (x)   Governmental Approvals....................................................................9

                  (y)   Employees.................................................................................9

                  (z)   Absence of Certain Development............................................................9

                  (aa)  Use of Proceeds..........................................................................10

                  (ab)  Investment Company Act Status............................................................11

                  (ac)  ERISA....................................................................................11

         Section 2.2  Representations and Warranties of the Purchasers...........................................11

                  (a)   Organization and Standing of the Purchasers..............................................11

                  (b)   Authorization, Power.....................................................................11

                  (c)   No Conflicts.............................................................................11

                  (d)   Acquisition for Investment...............................................................12

                  (e)   Accredited Purchasers....................................................................12

                  (f)   Rule 144.................................................................................12


                                                         ii
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
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ARTICLE III Covenants............................................................................................13

         Section 3.1  Securities Compliance......................................................................13

         Section 3.2  Registration and Listing...................................................................13

         Section 3.3  Inspection Rights..........................................................................13

         Section 3.4  Compliance with Laws.......................................................................13

         Section 3.5  Keeping of Records and Books of Account....................................................14

         Section 3.6  Reporting Requirements.....................................................................14

         Section 3.7  Amendments.................................................................................14

         Section 3.8  Other Agreements...........................................................................14

         Section 3.9  HSR Act....................................................................................14

         Section 3.10 Status of Dividends........................................................................15

         Section 3.11 Rule 144A..................................................................................16

         Section 3.12 Regulation S...............................................................................16

ARTICLE IV Conditions............................................................................................16

         Section 4.1  Conditions Precedent to the Obligation of the Company to Sell the
                         Shares..................................................................................16

                  (a)  Accuracy of the Purchasers' Representations and Warranties................................16

                  (b)  Performance by the Purchasers.............................................................16

                  (c)  No Injunction.............................................................................16

         Section 4.2  Conditions Precedent to the Obligation of the Purchasers to Purchase
                         the Shares..............................................................................17

                  (a)  Accuracy of the Company's Representations and Warranties..................................17

                  (b)  Performance by the Company................................................................17

                  (c)  Minimum Purchase..........................................................................17


                                                        iii
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
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                  (d)  No Suspension, Etc........................................................................17

                  (e)  No Injunction.............................................................................17

                  (f)  No Proceedings or Litigation..............................................................17

                  (g)  Certificate of Determination of Rights and Preferences....................................18

                  (h)  Opinion of Counsel, Etc...................................................................18

                  (i)  Registration Rights Agreement.............................................................18

ARTICLE V  Registration Rights...................................................................................18

ARTICLE VI  Stock Certificate Legend.............................................................................18

         Section 6.1  Legend.....................................................................................18

ARTICLE VII Termination..........................................................................................19

         Section 7.1  Termination by Mutual Consent..............................................................19

         Section 7.2  Other Termination..........................................................................19

         Section 7.3  Effect of Termination......................................................................19

ARTICLE VIII  Indemnification....................................................................................19

         Section 8.1  General Indemnity..........................................................................19

         Section 8.2  Indemnification Procedure..................................................................20

ARTICLE IX  Miscellaneous........................................................................................21

         Section 9.1  Fees and Expenses..........................................................................21

         Section 9.2  Specific Enforcement, Consent to Jurisdiction..............................................21

         Section 9.3  Entire Agreement; Amendment................................................................21

         Section 9.4  Notices....................................................................................22

         Section 9.5  Waivers....................................................................................22

         Section 9.6  Headings...................................................................................22

                                                         iv
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
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         Section 9.7  Successors and Assigns.....................................................................23

         Section 9.8  No Third Party Beneficiaries...............................................................23

         Section 9.9  Governing Law..............................................................................23

         Section 9.10 Survival...................................................................................23

         Section 9.11 Counterparts...............................................................................23

         Section 9.12 Publicity..................................................................................23

         Section 9.13 Severability...............................................................................23

         Section 9.14 Further Assurances.........................................................................24


                                                         v
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
                  SERIES A CONVERTIBLE PREFERRED STOCK PURCHASE

                                    AGREEMENT


         THIS SERIES A CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT (the
"Agreement") is dated as of August 15, 1997 between Commodore Applied
Technologies, Inc., a Delaware corporation (the "Company") and each of the Purchasers of shares of Series A Convertible Preferred Stock to purchase
Preferred Stock of the Company whose names are set forth on Exhibit A hereto
(individually, an "Purchaser" and collectively, the "Purchasers").

         The parties hereto agree as follows:


                                    ARTICLE I

                      PURCHASE AND SALE OF PREFERRED STOCK

         Section 1.1 Purchase and Sale of Stock. Upon the following terms and conditions, the Company shall issue and sell to the Purchasers and each of the Purchasers shall purchase from the Company.

                  (a) The number of shares of the Company's Series A Convertible
Preferred Stock, par value $0.001 per share (the "Preferred Shares") at a purchase price of $100 per share set forth with respect to such Purchaser on Exhibit A hereto; and the designation, rights, preferences and other terms and provisions of the Series A Convertible Preferred Stock are set forth on Exhibit
B hereto.

         Section 1.2 The Conversion Shares. The Company has authorized and has reserved and covenants to continue to reserve, free of preemptive rights and other similar contractual rights of stockholders, a sufficient number of its authorized but unissued shares of its Common Stock, par value $0.001 per share
(the "Common Stock"), to satisfy the rights of conversion of the holders of the Preferred Shares. Any shares of Common Stock issuable upon conversion of the Preferred Shares (and such shares when issued) are herein referred to as the "Conversion Shares". The Preferred Shares, and the Conversion Shares are sometimes collectively referred to as the "Shares".

         Section 1.3 Purchase Price and Closing. The Company agrees to issue and sell to the Purchasers and, in consideration of and in express reliance upon the representations, warranties, covenants, terms and conditions of this Agreement, the Purchasers, severally but not jointly, agree to purchase that number of the Preferred Shares set forth opposite their respective names on Exhibit A. The aggregate purchase price of the Preferred Shares being acquired by each Purchaser is set forth opposite such Purchaser's name on Exhibit A. The closing of the purchase and sale of the Preferred Shares to be acquired by the Purchasers from the Company under this


                                        1

Agreement shall take place at the offices of Mark J. Richardson, 1299 Ocean Avenue, Suite 900, Santa Monica, California 90401 (the "Closing") at 10:00 a.m. P.S.T. on the later of the following: (i) the date on which the last to be fulfilled or waived of the conditions set forth in Article IV hereof and applicable to the Closing shall be fulfilled or waived in accordance herewith, or (ii) such other time and place and/or on such other date as the Purchasers and the Company may agree at the Closing (the "Closing Date"). In the event that the Closing and the Closing Date shall not have occurred by August 19, 1997, either the Company or any one or more of the Purchasers may terminate this Agreement without any further obligation or liability to each other or their respective agents; provided, however, that such right of termination shall not be unilaterally available to any party or parties which have breached any of their representations and warranties contained herein or failed to perform any of the covenants and agreements on their part to be performed hereunder. On the Closing Date, the Company shall deliver to each Purchaser certificates for the number and series of Preferred Shares set forth opposite its name under the heading "Number of Preferred Shares to be Purchased" on Exhibit A hereto, registered in such Purchaser's name (or its nominee) against delivery of a check or checks payable to the order of the Company, or a transfer of funds to the account as shall be designated in writing by the Company, representing the cash consideration set forth opposite each such Purchaser's name on Exhibit A. In addition, each party shall deliver all documents, instruments and writings required to be delivered by such party pursuant to this Agreement at or prior to the Closing.


                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES


         Section 2.1 Representation and Warranties of the Company. The Company hereby makes the following representations and warranties to the Purchasers:

                  (a) Organization, Good Standing and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted. The Company does not have any subsidiaries except as set forth (i) in the Company's Form 10-K for the year ended December 31, 1996, including the accompanying financial statements (the "Form 10-K"), (ii) in the Form 10-Q for the quarter ended March 31, 1997 (the "Form 10-Q"), (iii) in the annual report and proxy statement for the annual stockholders meeting of the Company held June 17, 1997 (the "Annual Report"), (iv) in the Form 8-K Current Reports filed with the Securities and Exchange Commission (the "Commission") on October 15, 1996, on December 11, 1996, on January 22, 1997 and on March 27, 1997 (collectively, the "Form 8-K Reports"), or (v) on Schedule 2.1 (a) hereto. The Company and each such subsidiary is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary except for any jurisdiction in which the failure to be so qualified will not have a material adverse effect on the Company's financial condition. The Company has furnished to the Purchasers or their representatives true and complete copies of the Company's Form 10-K, Form 10-Q, Annual Report and Form 8-K Reports (collectively, the "SEC Reports").

                  (b) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and perform this Agreement and the Registration Rights Agreement attached hereto as Exhibit C (the "Registration Rights Agreement") and to issue and sell the Shares in accordance with the terms hereof. The execution, delivery and performance of this Agreement and the Registration Rights Agreement by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action, and no further consent or authorization of the Company or its Board of Directors or stockholders is required. This Agreement has been duly executed and delivered by the Company. The Registration Rights Agreement will have been duly executed and delivered by the Company at the Closing. Each of this Agreement and the Registration Agreement constitutes, or shall constitute when executed and delivered, a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor's rights and remedies or by other equitable principles of general application.

                  (c) Capitalization. The authorized capital stock of the Company and the shares thereof currently issued and outstanding are set forth on
Schedule 2.1(c) hereto. All of the outstanding shares of the Company's Common Stock and Series A Convertible Preferred Stock have been duly and validly authorized. Except as set forth in this Agreement and the Registration Rights Agreement and as set forth on Schedule 2.1(c) hereto, no shares of Common Stock or Series A Convertible Preferred Stock are entitled to preemptive rights or registration rights and there are no outstanding options, warrants, scrip, rights to subscribe to, call or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company. Furthermore, there are no contracts, commitments, understandings, or arrangements by which the Company is or may become bound to issue additional shares of the capital stock of the Company or options, securities or rights convertible into shares of capital stock of the Company. Except for customary transfer restrictions contained in agreements entered into by the Company in order to sell restricted securities as provided on Schedule 2.1(c) hereto, the Company is not a party to any agreement granting registration rights to any person with respect to any of its equity or debt securities. The Company is not a party to, and it has no knowledge of, any agreement restricting the voting of any shares of the capital stock of the Company. Except as set forth on Schedule 2.1(c) hereto, the offer and sale of all capital stock, convertible securities, rights, warrants, or options of the Company issued prior to the Closing complied with all applicable federal and state securities laws and no stockholder has a right of rescission or damages with respect thereto which would have a Material Adverse Effect (as defined in Section 2.1(e) herein) on the Company's financial condition or operating results. The Company has furnished or made available to the Purchasers true and correct copies of the Company's Certificate of Incorporation as in effect on the date hereof (the "Certificate"), and the Company's Bylaws as in effect on the date hereof (the "Bylaws").

                  (d) Issuance of Shares. The Preferred Shares to be issued at the Closing have been duly authorized by all necessary corporate action and, when paid for or issued in accordance with the terms hereof, the Preferred Shares shall be validly issued and outstanding, fully paid and nonassessable and entitled to the rights and preferences set forth in Exhibit B hereto. When the Conversion Shares are issued in accordance with the terms of the Preferred Shares as set forth in the Certificate of Designations of the Series A Cumulative Preferred Stock of the Company (the "Certificate of Designations") in the form of Exhibit B hereto, such shares will be duly authorized by all necessary corporate action and validly issued and outstanding, fully paid and nonassessable, and the holders shall be entitled to all rights accorded to a holder of preferred stock.

                  (e) No Conflicts. The execution, delivery and performance of this Agreement and the Registration Rights Agreement by the Company and the consummation by the Company of the transactions contemplated therein do not (i) violate any provision of the Company's Articles or Bylaws, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company is a party, (iii) create or impose a lien, charge or encumbrance on any property of the Company under any agreement or any commitment to which the Company is a party or by which the Company is bound or by which any of its respective properties or assets are bound, or (iv) result in a violation of any federal, state, local of foreign statute, rule, regulation, order, judgment or decree (including Federal and state securities laws and regulations) applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries are bound or affected (except for such conflicts, defaults, terminations, amendments, acceleration, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect. "Material Adverse Effect" means any adverse effect on the business, operations, properties, prospects, or financial condition of the Company and its subsidiaries and which is material to the Company and its subsidiaries, when taken as a consolidated whole. The business of the Company and its subsidiaries is not being conducted in violation of any law, ordinance or regulations of any governmental entity, except for possible violations which singly or in the aggregate do not and will not have a Material Adverse Effect. The Company is not required under Federal, state or local law, rule or regulation in the United States to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement and the Registration Rights Agreement, or issue and sell the Preferred Shares or Conversion Shares in accordance with the terms hereof or thereof (other then any Securities and Exchange Commission (the "Commission"), NASD or state securities filings which may be required to be made by the Company subsequent to the Closing, any registration statement which may be filed pursuant hereto and the Certificate of Designations); provided that, for purpose of the representation made in this sentence, the Company is assuming and relying upon the accuracy of the relevant representations and agreements of the Purchasers herein.

                  (f) Commission Documents, Financial Statement. The Common Stock of the

Company is registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, except as disclosed on Schedule 2.1(f) hereto, the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the Commission pursuant to the reporting requirements of the Exchange Act, including material filed pursuant to Section 13(a) or 15(d) of the Exchange Act (all of the foregoing including filings incorporated by reference therein being referred to herein as the "Commission Documents"). The Company has delivered or made available to each of the Purchasers true and complete copies of the Commission Documents filed with the Commission since December 31, 1995. The Company has not provided to the Purchasers any information which, according to applicable law, rule or regulation, should have been disclosed publicly by the Company but which has not been so disclosed, other than with respect to the transactions contemplated by this Agreement. As of their respective dates, the SEC Reports for the year ended December 31, 1996 complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder and other federal, state and local laws, rules and regulations applicable to such documents, and, as of their respective dates, none of the SEC Reports and the Forms 10-Q referred to above contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Commission Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

                  (g) Subsidiaries. The SEC Reports or Schedule 2.1(g) hereto sets forth each subsidiary of the Company, showing the jurisdiction of its incorporation or organization and showing the percentage of each person's ownership of the outstanding stock or other interests of such subsidiary. As used herein, the term "subsidiary" shall mean any corporation or other entity of which at least a majority of the securities or other ownership interest having ordinary voting power ( absolutely or contingently) for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by the Company and/or any of its other subsidiaries. All of the outstanding shares of capital stock of each subsidiary have been duly authorized and validly issued, and are fully paid and nonassessable. There are no outstanding preemptive, conversion or other rights, options, warrants or agreements granted or issued by or binding upon any subsidiary for the purchase or acquisition of any shares of capital stock of any subsidiary or any other securities convertible into, exchangeable for or evidencing the rights to subscribe for any shares of such capital stock. Except as disclosed on the SEC Reports or on Schedule 2.1(g), neither the Company nor any subsidiary is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of the capital stock of any subsidiary or any convertible securities, rights, warrants or options of the type described in the preceding sentence. Except as disclosed on the SEC Reports on on Schedule 2.1(g), neither the Company nor any subsidiary is party to, nor has any knowledge of, any agreement restricting the voting or transfer of any shares of the capital stock of any subsidiary.

                  (h) No Material Adverse Change. Since March 31, 1997, the date through which the most recent quarterly report of the Company on Form 10-Q has been prepared and filed with the Commission, a copy of which is included in the Commission Documents, the Company has not experienced or suffered any Material Adverse Effect, except as disclosed on Schedule 2(h) hereto.

                  (i) No Undisclosed Liabilities. Except as disclosed in the SEC Reports or on Schedule 2(i) hereto, neither the Company nor any of its subsidiaries has any liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) that would be required to be disclosed on a balance sheet of the Company or any subsidiary (including the notes thereto) in conformity with GAAP not disclosed in the Commission Documents, other than those incurred in the ordinary course of the Company's or its subsidiaries, respective businesses since December 31, 1996 and which, individually or in the aggregate, do not or would not have a Material Adverse Effect on the Company and its subsidiaries.

                  (j) No Undisclosed Events or Circumstances. No event or circumstance has occurred or exists with respect to the Company or its subsidiaries or their respective business properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.

                  (k) Indebtedness. The SEC Reports or Schedule 2.1(k) hereto sets forth as of the date hereof all outstanding secured and unsecured Indebtedness of the Company or any subsidiary, or for which the Company or any subsidiary has commitments. "Indebtedness" shall mean, in an amount in excess of $100,000, (a) any liability for borrowed money or evidenced by a note or similar obligation given in connection with the acquisition of any property or other assets (other than trade accounts payable incurred in the ordinary course of business), (b) all guaranties, endorsements and other contingent obligations, in respect of Indebtedness of others, whether or not the same are or should be reflected in the Company's balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions on the ordinary course of business; and (c) the present value of any lease payments due under leases required to be capitalized in accordance with GAAP. Neither the Company nor any subsidiary is in default with respect to any Indebtedness.

                  (l) Title to Assets. Each of the Company and the subsidiaries has good and marketable title to all of its real and personal property reflected in the Commission Documents, free of any mortgages, pledges, charges, liens, security interests or other encumbrances, except for those indicated in the SEC Reports or on Schedule 2.1(l) hereto or such that do not cause a Material Adverse Effect. Both the Company and each of its subsidiaries enjoy peaceful and undisturbed possession under all leases under which it is operating, and all said leases are valid and subsisting and in full force and effect.

                  (m) Actions Pending. There is no action, suit, claim, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company or any subsidiary which questions the validity of this Agreement or the transactions contemplated hereby or any action taken or to be taken pursuant hereto or thereto. Except as set forth in the SEC Reports or on Schedule 2.1(m) hereto, there is no action, suit, claim, investigation or proceeding pending or, to the knowledge of the Company, threatened, against or involving the Company, any subsidiary or any of their respective properties or assets. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body against the Company or any subsidiary.

                  (n) Compliance with Law. The business of the Company and the subsidiaries has been and is presently being conducted in accordance with all applicable federal, state, and local governmental laws, rules, regulations and ordinances, except as set forth on Schedule 2.1(n) hereto such that do not cause a Material Adverse Effect on the Company's financial condition or operating results. Both the Company and each of its subsidiaries has all franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of its business as now being conducted by it unless the failure to possess such franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

                  (o) Taxes. Except as set forth on Schedule 2.1(o) hereto, both the Company and each of the subsidiaries has accurately prepared and filed all federal, state and other tax returns required by law to be filed by it, has paid or made provisions for the payment of all taxes shown to be due and all additional assessments, and adequate provisions have been and are reflected in the financial statements of the Company and the subsidiaries for all current taxes and other charges to which the Company or any subsidiary is subject and which are not currently due and payable. None of the federal income tax returns of the Company or any subsidiary for the years subsequent to December 31, 1994 have been audited by the Internal Revenue Service. The Company has no knowledge of any additional assessments, adjustments or contingent tax liability (whether federal or state) pending or threatened against the Company or any subsidiary for any period, nor of any basis for any such assessment, adjustment or contingency.

                  (p) Certain Fees. Except as set forth on Schedule 2.1(p) hereto, no brokers, finders or financial advisory fees or commissions will be payable by the Company or any subsidiary with respect to the transactions contemplated by this Agreement.

                  (q) Disclosure. Neither this Agreement or the Schedules hereto nor or any other document, certificate or instrument furnished to the Purchasers by or on behalf of the Company or any subsidiary in connection with the transactions contemplated by this Agreements, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made herein or therein, in the light of the circumstances under which they were made herein or therein, not misleading.

                  (r) Operation of Business. Both the Company and each of the subsidiaries owns or possess all parents, trademarks, service marks, trade names, copyrights, licenses and authorizations as set forth in the SEC Reports and on Schedule 2.1(r) hereto, and all rights with respect to the foregoing, necessary for the conduct of its business as now conducted without any conflict with the rights of others.

                  (s) Environmental Compliance. Except as disclosed in the SEC Reports or on Schedule 2.1(s) hereto or where the failure to obtain any of the following would not have a Material Adverse Effect, the Company and each of its subsidiaries have obtained all material approvals authorization, certificates, consents, licenses, orders and permits or other similar authorizations of all governmental authorities, or from any other person, that are required under any Environmental Laws. "Environmental Laws" shall mean all applicable laws relating to the protection of the environment including, without limitation, all requirements pertaining to reporting, licensing, permitting, controlling, investigating or remediating emissions, discharges, releases or threatened releases of hazardous substances, chemical substances pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use treatment, storage, disposal, transport or handling or hazardous substances, chemical substances, pollutants, contaminants or toxic substances, material or wastes, whether solid, liquid or gaseous in nature. Except as set forth in the SEC Reports or on Schedule 2.1(s), or where non-compliance would not have a Material Adverse Effect, the Company and each of its subsidiaries are also in compliance with all other limitations, restrictions, conditions, standards, requirements, schedules and timetables required or imposed under all Environmental Laws. Except for such instances as would not individually or in the aggregate have a Material Adverse Effect, to the Company's knowledge, there are no past or present events, conditions, circumstances, incidents, actions or omissions relating to or in any way affecting the Company or its subsidiaries that violate or would violate any Environmental Law or that would give rise to any Environmental Liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation (i) under any Environmental Law, or (ii) based on or related to the manufacture, processing, distribution, use, treatment, storage (including without limitation underground storage tanks), disposal, transport or handling, or the emission, discharge, release or threatened release of any hazardous substance. "Environmental Liabilities" means all liabilities of a person (whether such liabilities are owed by such person to governmental authorities, third parties or otherwise) whether currently in existence or arising hereafter which arise under or relate to any Environmental Law.

                  (t) Books and Records. The records and documents of the Company and the subsidiaries accurately reflect in all material respects information relating to the business of the

Company and the subsidiaries, the location and collection of its assets, and the nature of all transactions giving rise to the obligations or accounts receivable of the Company or any subsidiary.

                  (u) Material Agreements. Except as set forth in (i) the exhibits filed with the registration statement and all amendments thereto, declared effective by the Commission in June 1996 in connection with the Company's initial public offering of securities, (ii) the SEC Reports or (ii)
Schedule 2.1(u) hereto, neither the Company nor any subsidiary is a party to any written or oral contract, instrument, agreement, commitment, obligation, plan or arrangement, a copy of which would be required to be filed with the Commission as an exhibit to a registration statement on Form S-1 or applicable form if the Company or any subsidiary were registering securities under the Securities Act of 1933, as amended (the "Securities Act"). The Company, each subsidiary and, to the best of the Company's knowledge, each other party thereto have in all material respects performed all the obligations required to be performed by them to date under the foregoing agreements, have received no notice of default and are not in default under any lease, agreement or contract now in effect to which the Company or any subsidiary is a party or by which it or its property may be bound, the result of which would cause a Material Adverse Effect. Except as set forth in the SEC Reports or on Schedule 2.1(u), no written or oral contract, instrument, agreement, commitment, obligation, plan or arrangement of the Company or of any subsidiary limits or shall limit the payment of preferred stock dividends on the Company's Common Stock.

                  (v) Transactions with Affiliates. Except as set forth in the SEC Reports or on Schedule 2.1(v) hereto, there are no loans, leases, agreements, contracts, royalty agreements, management contracts or arrangements or other continuing transactions exceeding $250,000 between (a) the Company, any subsidiary or any of their respective customers or suppliers on the one hand, and (b) any officer, employee, consultant or director of the Company, or any person owning any capital stock of the Company or any subsidiary or any member of the immediate family of such officer, employee, consultant, director or stockholder or any corporation or other entity controlled by such officer, employee, consultant, director or stockholder, or a member of the immediate family of such officer, employee, consultant, director or stockholder on the other hand.

                  (w) Securities Act of 1933. The Company has complied and will comply with all applicable federal and state securities laws in connection with the offer, issuance and sale of the Preferred Shares hereunder. Neither the Company nor anyone acting on its behalf, directly or indirectly, has or will sell, offer to sell or solicit offers to buy the Preferred Shares or similar securities to, or solicit offers with respect thereto from, or enter into any preliminary conversations or negotiations relating thereto with, any person, so as to bring the issuance and sale of the Preferred Shares under the registration provisions of the Securities Act and applicable state securities laws. Neither the Company nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Preferred Shares.

                  (x) Governmental Approvals. Except as set forth on Schedule 2.1(x) hereto and except for the filing of any notice prior or subsequent to the Closing that may be required under applicable state and/or Federal securities laws (which if required, shall be filed on a timely basis), including the Certificate of Designations, no authorization, consent, approval, license, exemption of, filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary for, or in connection with the execution or delivery of the Preferred Shares, or for the performance by the Company of its obligations under this Agreement.

                  (y) Employees. Neither the Company nor any subsidiary has any collective bargaining arrangements or agreements covering any of its employees.

                  (z) Absence of Certain Developments. Except as provided in
Schedule 2.1(z) hereto, since March 31, 1997, neither the Company nor any subsidiary has:

                  (i) issued any stock, bonds or other corporate securities or any rights, options or warrants with respect thereto;

                  (ii) borrowed any amount or incurred or become subject to any material liabilities (absolute or contingent) except current liabilities incurred in the ordinary course of business which are comparable in nature and amount to the current liabilities incurred in the ordinary course of business during the comparable portion of its prior fiscal year, as adjusted to reflect the current nature and volume of the Company's or such subsidiary's business;

                  (iii) discharged or satisfied any material lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities paid in the ordinary course of business;

                  (iv) declared or made any payment or distribution of cash or other property to stockholders with respect to its stock, or purchased or redeemed, or made any agreements so to purchase or redeem, any shares of its capital stock;

                  (v) sold, assigned or transferred any other material tangible assets, or canceled any debts or claims, except in the ordinary course of business;

                  (vi) sold, assigned or transferred any patent rights, trademarks, trade names, copyrights, trade secrets or other intangible assets or intellectual property rights, except in the ordinary course of business;

                  (vii) suffered any substantial losses or waived any rights of material value, whether or not in the ordinary course of business, or suffered the loss of any material amount of prospective business;

                  (viii) made any changes in employee compensation except in the ordinary course of business and consistent with past practices;

                  (ix) made capital expenditures or commitments therefor that aggregate in excess of $250,000;

                  (x) entered into any other transaction other than in the ordinary course of business, or entered into any other material transaction, whether or not in the ordinary course of business;

                  (xi) made charitable contributions or pledges in excess of $25,000;

                  (xii) suffered any material damage, destruction or casualty loss, whether or not covered by insurance;

                  (xiii) experienced any material problems with labor or management in connection with the terms and conditions of their employment; or

                  (xiv) experienced any event which would cause an adjustment in the Conversion Price of the Series A Convertible Preferred Stock.

                  (aa) Use of Proceeds. The proceeds from the sale of the Preferred Shares will be used by the Company and its subsidiaries for the retirement of indebtedness, for acquisitions and working capital.

                  (ab) Public Utility Holding Company Act and Investment Company Act Status. The Company is not a "holding company" or a "public utility company" as such terms are defined in the Public Utility Holding Company Act of 1935, as amended. The Company is not, and as a result of and immediately upon Closing will not be, an "investment company", or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

                  (ac) ERISA. No liability to the Pension Benefit Guaranty Corporation has been incurred with respect to any Plan by the Company or any of its subsidiaries which is or would be materially adverse to the Company and its subsidiaries. The execution and delivery of this Agreement and the issue and sale of the Preferred Shares will not involve any transaction which is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975 of the Internal Revenue Code of 1986, as amended, provided that, if any of the Purchasers, or any person or entity that owns a beneficial interest in any of the Purchasers, is an "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA) with respect to which the Company is a "party in interest" (within the meaning of Section 3(14) of ERISA), the requirements of Sections 407(d)(5) and 408(e) of ERISA, if applicable, are met. As used in this Section 2.1(ac), the term "Plan" shall mean an "employee pension benefit plan" (as defined in Section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by the Company or any subsidiary or by any trade or business, whether or not incorporated, which, together with the Company or any subsidiary, is under common control, as described in Section 414(b) or (c) of the Code.

                  Section 2.2 Representations and Warranties of the Purchasers. Each of the Purchasers hereby makes the following representations and warranties to the Company with respect solely to itself and not with respect to any other
Purchaser:

                  (a) Organization and Standing of the Purchasers. If the Purchaser is an entity, such Purchaser is a corporation or partnership duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.

                  (b) Authorization and Power. The Purchaser has the requisite power and authority to enter into and perform this Agreement and to purchase the Preferred Shares being sold to it hereunder. The execution, delivery and performance of this Agreement and the Registration Rights Agreement by such Purchaser and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or partnership action (if the Purchaser is an entity), and no further consent or authorization of such Purchaser or its Board of Directors, stockholders, or partners, as the case may be, is required. Each of this Agreement and the Registration Rights Agreement has been duly authorized, executed and delivered by such Purchaser.

                  (c) No Conflicts. The execution, delivery and performance of this Agreement and the Registration Rights Agreement and the consummation by such Purchaser of the transactions contemplated hereby and thereby or relating hereto do not and will not (i) result in a violation of such Purchaser's charter documents or bylaws or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any agreement, indenture to instrument to which such Purchaser is a party, or, to such Purchaser's knowledge, violate any order, judgment or decree of any court or governmental agency applicable to such Purchaser or its properties (except for such conflicts, defaults and violations as would not, individually or in the aggregate have a Material Adverse Effect on such Purchaser). Such Purchaser is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or the Registration Rights Agreement or the purchase the Preferred Shares in accordance with the terms hereof, provided that for purposes of the representation made in this sentence, such Purchaser is assuming and relying upon the accuracy of the relevant representations and agreements of the Company herein.

                  (d) Acquisition for Investment. Such Purchaser is purchasing the Preferred Shares solely for its own account for the purpose of investment and not with a view to or for sale in connection with distribution. Such Purchaser does not have a present intention to sell the Preferred Shares, nor a present arrangement (whether or not legally binding) or intention to effect any distribution of the Preferred Shares to or through any person or entity; provided, however, that by making the representations herein, such Purchaser does not agree to hold the

Preferred Shares for any minimum or other specific term and reserves the right to dispose of the Preferred Shares at any time in accordance with Federal securities laws applicable to such disposition. Such Purchaser acknowledges that it is able to bear the financial risks associated with an investment in the Preferred Shares and that it has been given full access to such records of the Company and the subsidiaries and to the officers of the Company and the subsidiaries as it has deemed necessary and appropriate to conduct its due diligence investigation.

                  (e) Accredited Purchasers. Such Purchaser is an "accredited investor" as defined in Regulation D promulgated under the Securities Act.

                  (f) Rule 144. Such Purchaser understands that the Shares must be held indefinitely unless such Shares are registered under the Securities Act or an exemption from registration is available. Such Purchaser acknowledges that such person is familiar with Rule 144 of the rules and regulations of the Commission, as amended, promulgated pursuant to the Securities Act ("Rule 144"), and that such person has been advised that Rule 144 permits resales only under certain circumstances. Such Purchaser understands that to the extent that Rule 144 is not available, such person will be unable to sell any Preferred Shares without either registration under the Securities Act or the existence of another exemption from such registration requirement.

                  (g) General. Each Purchaser understands that the Shares are being offered and sold in reliance on a transactional exemption from the registration requirements of Federal and state securities laws and the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Purchasers set forth herein in order to determine the applicability of such exemptions and the suitability of such Purchasers to acquire the Shares.


                                   ARTICLE III

                                    COVENANTS

         For so long as the Purchasers shall (i) individually or collectively own of record any Preferred Shares, or (ii) collectively own beneficially any Conversion Shares, which, in the aggregate, represent more than 1% of the total combined voting power of all voting securities of the Company then outstanding, or (iii) own any Conversion Shares which are not immediately salable pursuant to an effective registration statement or Rule 144(k) as promulated under the Securities Act of 1933, as amended, the Company covenants with each of the Purchasers as follows, which covenants are for the benefit of the Purchasers and their permitted assignees (as defined herein).

         Section 3.1 Securities Compliance.

         (a) The Company shall notify the Commission and NASD, if applicable, in accordance with their requirements, of the transactions contemplated by this Agreement and the Registration Rights Agreement, and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Preferred Shares to the Purchasers or subsequent holders.

         (b) The Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Purchasers set forth herein in order to determine the applicability of such exemptions and the suitability of such Purchasers to acquire the Preferred Shares.

         Section 3.2 Registration and Listing. The Company will cause its Common Stock to continue to be registered under Sections 12(b) or 12(g) of the Exchange Act, will comply in all respects with its reporting and filing obligations under the Exchange Act, will comply with all requirements related to any registration statement filed pursuant to this Agreement and will not take any action or file any document (whether or not permitted by the Securities Act or the rules promulgated thereunder) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under said Acts, except as permitted herein. The Company will take all action necessary to continue the listing or trading of its Common Stock on the NASDAQ system, if applicable, and will comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of the NASD and NASDAQ system.

         Section 3.3 Inspection Rights. The Company shall permit, during normal business hours and upon reasonable request and reasonable notice, each Purchaser or any employees, agents or representatives thereof, to examine and make reasonable copies of and extracts from the records and books of account of, and visit and inspect the properties, assets, operations and business of the Company and any subsidiary, and to discuss the affairs, finances and accounts of the Company and any subsidiary with any of its officers, consultants, directors, key employees.

         Section 3.4 Compliance with Laws. The Company shall comply, and cause each subsidiary to comply, with all applicable laws, rules, regulations and orders, noncompliance with which could have a Material Adverse Effect.

         Section 3.5 Keeping of Records and Books of Account. The Company shall keep, and cause each subsidiary to keep, adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Company and such subsidiary, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

         Section 3.6 Reporting Requirements. The Company shall furnish the following to each Purchaser:

         (a) Quarterly Reports filed with the Commission on Form 10-Q as soon as available, and in any event within 45 days after the end of each of the first three fiscal quarters of the Company, consolidated balance sheets of the Company and the subsidiaries as of the end of such period and consolidated statements of income and statements of cash flows and changes in stockholders equity of the Company and the subsidiaries for such period and for the period commencing at the end of the previous fiscal year and ending with the end of such period, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, and including comparisons to the budget or business plan and an analysis of the variances from the budget or plan, prepared in accordance with GAAP consistently applied; and

         (b) Annual Reports filed with the Commission on SEC Reports as soon as available, and in any event within 90 days after the end of each fiscal year of the Company, a copy of the annual consolidated balance sheet, consolidated statements of income and statements of cash flows and changes in stockholders equity of the Company and the subsidiaries for such period and for the period commencing at the end of the previous fiscal year and ending with the end of such period, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year. All such consolidated statements shall be duly certified by the Chief Financial Officer of the Company and an independent public accountant of recognized national standing approved by the Company's Audit Committee.

         3.7 Amendments. The Company shall not amend or waive any provision of the Certificate of Incorporation, Bylaws of the Company or the Registration Rights Agreements in any way that would adversely affect the liquidation preferences, dividend rights, voting rights, conversion rights or redemption rights of the holders of the Preferred Stock.

         3.8 Other Agreements. The Company shall not enter into any agreement in which the terms of such agreement would materially restrict or materially impair the right to perform of the Company or any subsidiary under this Agreement, the Registration Rights Agreement or the Certificate of Incorporation of the Company.

         3.9 HSR Act. The Company shall make any and all filings which it is required to make under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") for the sale of the Preferred Shares, such filings to be made within five business days of the date hereof, and the Company agrees to furnish the Purchasers with such necessary information and reasonable assistance as the Purchasers may request in connection with their preparation of necessary filings or submissions to the Federal Trade Commission (the "FTC") or the Antitrust Division of the U.S. Department of Justice (the "Antitrust Division"), including without limitation, any filings necessary under the provisions of the HSR Act. The Company shall, at its own expense, utilize its best efforts to respond promptly to any Request for Additional Information, or other formal or informal request for information, witnesses or documents which may be made by any governmental body pertaining to the sale of the Preferred Shares, and shall keep the Purchasers fully apprised of its action with respect thereto, notwithstanding anything to the contrary in this Section 3.9, the Company shall not be deemed to have breached any of the covenants contained in this Section
3.9 to the extent that the Company fails to take any action otherwise required to be taken pursuant to this Section 3.9 based on information given to the Company by any of the Purchasers regarding any Purchaser or the respective business.

         3.10 Status of Dividends. The Company covenants and agrees that (i) no Federal income tax return or claim for refund of Federal income tax or other submission to the Internal Revenue Service will adversely affect the Preferred Shares, any other series of its Preferred Stock, or the Common Stock, and any deduction shall not operate to jeopardize the availability to Purchasers of the dividends received deduction provided by Section 243(a)(1) of the Code or any successor provision, (ii) in no report to shareholders or to any governmental body having jurisdiction over the Company or otherwise will it treat the Preferred Shares other than as equity capital or the dividends paid thereon other than as dividends paid on equity capital unless required to do so by a governmental body having jurisdiction over the accounts of the Company or by a change in generally accepted accounting principals required as a result of action by an authoritative accounting standards setting body, and (iii) other than pursuant to this Agreement or the Certificate of Designations, it will take no action which would result in the dividends paid by the Company on the Preferred Shares out of the Company's current or accumulated earnings and profits being ineligible for the dividends received deduction provided by
Section 243(a)(1) of the Code. The preceding sentence shall not be deemed to prevent the Company from designating the Preferred Stock as "Convertible Preferred Stock" in its annual and quarterly financial statements in accordance with its prior practice concerning other series of preferred stock of the Company. In the event that the Purchasers have reasonable cause to believe that dividends paid by the Company on the Preferred Shares out of the Company's current or accumulated earnings and profits will not be treated as eligible for the dividends received deduction provided by Section 243(a)(l) of the Code, or any successor provision, the Company will, at the request of the Purchasers, join with the Purchasers in the submission to the Service of a request for a ruling that dividends paid on the Shares will be so eligible for Federal income tax purposes. In addition, the Company will cooperate with the Purchasers in any litigation, appeal or other proceeding challenging or contesting any ruling, technical advice, finding or determination earnings and profits are not eligible for the dividends received deduction provided by Section 243(a)(l) of the Code, or any successor provision to the extent that the position to be taken in any such litigation, appeal, or other proceeding is not contrary to any provision of the Code or incurred in connection with any such submission, litigation, appeal or other proceeding. The Company agrees that it will pay all expenses reasonably incurred by the Purchasers in connection with any such submission, litigation, appeal or other proceeding necessitated or caused by a breach of this Agreement by the Company. Notwithstanding the foregoing, nothing herein contained shall be deemed to preclude the Company from claiming a deduction with respect to such dividends if (i) the Code shall be hereafter amended, or final Treasury regulations thereunder are issued or modified, to provide that dividends on the Preferred Shares or Conversion Shares should not be treated as dividends for Federal income tax purposes or or that a deduction with respect to all or a portion of dividends on the Shares is allowable for Federal income tax purposes, or (ii) in the absence of such an amendment, issuance or modification and after a submission of a request for ruling or technical advice, the Service shall rule or advise that dividends on the Shares should not be treated as dividends for Federal income tax purposes. If the Service determines that the Preferred Shares or Conversion Shares constitute debt, the Company may file protective claims for refund.

         Section 3.11 Rule 144A. The Company covenants and agrees that if the Company fails to register the Conversion Shares within 90 days from the Closing Date under the terms and conditions of the Registration Rights Agreement attached hereto as Exhibit C, that, for so long as any of the Preferred Shares remain outstanding and continue to be "restricted securities" within the meaning of Rule 144 under the Securities Act, the Company shall make available to the Purchasers in connection with any sale thereof, the information required by Rule 144A(d)(4) under the Securities Act in order to permit resales of the Shares pursuant to Rule 144A, if applicable.

         Section 3.12 Redemption of Other Preferred Stock. Without the prior written consent of Purchasers owning beneficially a majority of the issued and outstanding Preferred Shares or Conversion Shares, the Company shall not redeem or repurchase any other class or series of preferred stock or Common Stock.

         Section 3.13 Regulation S. The Company covenants and agrees that if the Company fails to register the Conversion Shares within 180 days from the Closing Date under the terms and conditions of the Registration Rights Agreement attached hereto as Exhibit C, that, for so long as any of the Preferred Shares or Conversion Shares remain outstanding and continue to be "restricted securities" within the meaning of Rule 144 under the Securities Act, the Company shall, in order to permit resales of the Preferred Shares or Conversion Shares pursuant to Regulation S under the Securities Act, (a) continue to file all material required to be filed pursuant to Section 13(a) or 15(d) of the Exchange Act, (b) not knowingly engage in directed selling efforts in connection with the resale of securities by any Purchaser under Regulation S, and (c) obtain the opinion of counsel acceptable to the transfer agent of the Company to enable the Purchasers to effect resales under Regulation S; it being understood that such Purchaser's will be required to make certain reasonable representations to such counsel.


                                   ARTICLE IV

                                   CONDITIONS

         Section 4.1 Conditions Precedent to the Obligation of the Company to Sell the Shares. The obligation hereunder of the Company to issue and sell the Preferred Shares to the Purchasers is subject to the satisfaction or waiver, at or before the Closing, of each of the conditions set forth below. These conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion, upon prior written notice to all Purchasers or their legal representatives.

         (a) Accuracy of the Purchasers Representations and Warranties. The representations and warranties of the Purchasers shall be true and correct in all material respects.

         (b) Performance by the Purchasers. Each Purchaser shall have performed, satisfied and complied in all material respects with all material covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by such Purchaser at or prior to the Closing.

         (c) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

         Section 4.2 Conditions Precedent to the Obligation of the Purchasers to Purchase the Shares. The obligation hereunder of each Purchaser to acquire and pay for the Preferred Shares is subject to the satisfaction or waiver, at or before the Closing, of each of the conditions set forth below. These conditions are for each Purchaser's sole benefit and may be waived by such Purchaser at any time in its sole discretion, upon prior written notice to the Company.

         (a) Accuracy of the Company's Representations and Warranties. Each of the representations and warranties of the Company shall be true and correct in all material respects as of the date when made and as of the Closing as though made at that time (except for representations and warranties that speak as of a particular date). On the Closing Date, the Purchasers shall have received a certificate from the Chief Executive Officer or Chief Financial Officer of the Company confirming the accuracy of the foregoing.

         (b) Performance by the Company. The Company shall have performed, satisfied and complied in all respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing.

         (c) Minimum Purchase. Under the terms and conditions of this Agreement, the Company shall make sales of the Preferred Shares to the Purchasers resulting in gross proceeds of a minimum of $1,500,000 and a maximum of $8,000,000 to the Company, less fees and legal expenses payable to Pacific Continental Securities Corporation pursuant to a written agreement outlining said fees.

         (d) No Suspension, Etc. From the date hereof to the Closing Date, trading in the Company's Common Stock shall not have been suspended by the Commission or the American Stock Exchange (the "AMEX") (except for any suspension of trading of limited duration agreed to between the Company, which suspension shall be terminated prior to Closing), and, at any time prior to the Closing, trading in securities generally as reported by the AMEX shall not have been suspended or limited or minimum prices shall not have been established on securities whose trades reported by the AMEX, nor shall trading in securities on the New York Stock Exchange have been suspended nor minimum prices established on the New York Stock Exchange, nor shall a banking moratorium have been declared either by the United States or New York State authorities, nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity or crisis of such magnitude in its effect on, or any material adverse change in, any financial market which, in each case, in the judgment of such Purchaser, makes it impracticable or inadvisable to purchase the Shares.

         (e) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

         (f) No Proceedings or Litigation. No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced, and no investigation by any governmental authority shall have been threatened, against the Company or any subsidiary, or any of the officers, directors or affiliates of the Company or any subsidiary seeking to restrain, prevent or charge the transactions contemplated by this Agreement, or seeking damages in connection with such transactions.

         (g) Certificate of Designations of Rights and Preferences. The Certificate of Designations shall have been filed with the Secretary of State of Delaware.

         (h) Opinion of Counsel, Etc. At the Closing, the Purchasers shall have received an opinion of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, counsel to the Company, dated the date of Closing, in the form of Exhibit D hereto, and such other certificates and documents as the Purchasers or its counsel shall reasonably require incident to the Closing.

         (i) Registration Rights Agreement. At the Closing the Company shall have executed and delivered the Registration Rights Agreement to each Purchaser.

         (j) Issuance of Preferred Shares. Prior to the Closing, the Company shall issue certificates evidencing the Preferred Shares to Pacific Continental Securities Corporation, as escrow agent for the Company and the Purchasers; which shares shall be delivered to the Purchasers against delivery to the Company of the purchase price for the Preferred Shares and satisfaction of the other conditions precedent to the Closing.


                                    ARTICLE V

                               REGISTRATION RIGHTS

         At the Closing, the Company and Purchasers shall enter into a Registration Rights Agreement in the form attached hereto as Exhibit C (the "Registration Rights Agreement").

                                   ARTICLE VI

                            STOCK CERTIFICATE LEGEND

         Section 6.1 Legend. Each certificate representing the Preferred Shares, and, if appropriate, securities issued upon conversion thereof, shall be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required by applicable state securities or "blue sky"
laws):

         THESE SECURITIES REPRESENTED BY THIS CERTIFICATE (THE "SECURITIES") HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THAT ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR COMMODORE APPLIED TECHNOLOGIES, INC. (THE "COMPANY") SHALL HAVE RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION OF SUCH SECURITIES UNDER THAT ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.

         The Company agrees to reissue certificates representing the Preferred Shares and the without the legend set forth above at such time if prior to making any transfer of any Preferred Shares or Conversion Shares, such holder thereof shall give written notice to the Company describing the manner and terms of such transfer and removal as the Company may reasonably request. Such proposed transfer will not be effected until: (a) the Company has notified such holder that either (i) in the opinion of Company counsel, the registration of such Preferred Shares or Conversion Shares under the Securities Act is not required in connection with such proposed transfer; or (ii) a registration statement under the Securities Act covering such proposed disposition has been filed by the Company with the Commission and has become effective under the Securities Act; and (b) the Company has notified such holder that either: (i) in the opinion of Company counsel, the registration or qualification under the securities of "blue sky" laws of any state is not required in connection with such proposed disposition, or (ii) compliance with applicable state securities or "blue sky" laws has been effected. The Company will use its best efforts to respond to any such notice from a holder within ten (10) days. In the case of any proposed transfer under this Section 6, the Company will use reasonable efforts to comply with any such applicable state securities or "blue sky" laws, but shall in no event be required, in connection therewith, to qualify to do business in any state where it is not then qualified or to take any action that would subject it to tax or to the general service of process in any state where it is not then subject. The restrictions on transfer contained in Section 6 shall be in addition to, and not by way of limitation of, any other restrictions on transfer contained in any other section of this Agreement.

                                   ARTICLE VII

                                   TERMINATION

         Section 7.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing by the mutual written consent of the Company and the Purchasers.

         Section 7.2 Other Termination. This Agreement may be terminated by the action of the Board of Directors of the Company or by any one or more of the Purchasers at any time if the Closing shall not have been consummated by August 19, 1997.

         Section 7.3 Effect of Termination. In the event of termination by the Company or any one or more of the Purchasers, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement and the Registration Rights Agreement shall be terminated without further action by either party. If this Agreement is terminated as provided in Sections 7.1 or 7.2 herein, this Agreement shall become void and of no further force and effect, except for Sections 9.1, 9.2, 9.10 and Article 8. Nothing in this Section 7.3 shall be deemed to release the Company or any Purchaser from any liability for any breach under this Agreement or the Registration Rights Agreement or to impair the rights of the Company and the Purchasers to compel specific performance by the other party of its obligations under this Agreement and the Registration Rights Agreement.

                                  ARTICLE VIII

                                 INDEMNIFICATION

         Section 8.1 General Indemnity. The Company agrees to indemnify and hold harmless the Purchasers (and their respective directors, officers, affiliates, agents, successors and assigns) from and against any and all losses, liabilities, deficiencies, costs, damages and expenses (including, without limitation, reasonable attorney's fees, charges and disbursements) incurred by the Purchasers as a result of any inaccuracy in or breach of the representations, warranties or covenants made by the Company herein. Each Purchaser severally but not jointly agrees to indemnify and hold harmless the Company and its directors, officers, affiliates, agents, successors and assigns from and against any and all losses, liabilities, deficiencies, costs, damages and expenses (including, without limitation, reasonable attorneys fees, charges and disbursements) incurred by any of the Company as result of any inaccuracy in or breach of the representations, warranties or covenants made by such Purchaser herein.

         Section 8.2 Indemnification Procedure. Any party entitled to indemnification under this Article 8 (an "indemnified party") will give written notice to the indemnifying party of any matters giving rise to a claim for indemnification; provided that the failure of any party entitled to indemnification hereunder to give notice as provided herein shall not relieve the indemnifying party of its obligations under this Article 8 except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any action, proceeding or claim is brought against an indemnified party in respect of which indemnification is sought hereunder, the indemnifying party shall be entitled to participate in and, unless in the reasonable judgment of the indemnified party a conflict of interest between it and the indemnifying party may exist with respect of such action, proceeding or claim, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. In the event that the indemnifying party advises an indemnified party that it will contest such a claim for indemnification hereunder, or fails, within thirty (30) days of receipt of any indemnification notice to notify, in writing, such person of its election to defend, settle or compromise, at its sole cost and expense, any action, proceeding or claim (or discontinues its defense at any time after it commences such defense), then the indemnified party may, at its option, defend, settle or otherwise compromise or pay such action or claim. In any event, unless and until the indemnifying party elects in writing to assume and does so assume the defense of any such claim, proceeding or action, the indemnified party's costs and expenses arising out of the defense, settlement or compromise of any such action, claim or proceeding shall be losses subject to indemnification hereunder. The indemnified party shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the indemnified party which relates to such action or claim. The indemnifying party shall keep the indemnified party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. If the indemnifying party elects to defend any such action or claim, then the indemnified party shall be entitled to participate in such defense with counsel of its choice at its sole cost and expense. The indemnifying party shall not be liable for any settlement of any action, claim or proceeding effected without its written condition of its consent. Notwithstanding anything in this Article 8 to the contrary, the indemnifying party shall not, without the indemnified party's prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof which imposes any future obligation on the indemnified party or which does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the indemnified party of a release from all liability in respect of such claim. The indemnification required by this Article 8 shall be made by periodic payments of the amount thereof during the course of investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred so long as the indemnified party irrevocably agrees to refund such moneys if it is ultimately determined by a court of competent jurisdiction that such party was not entitled to indemnification. The indemnity agreements contained herein shall be in addition to (a) any cause of action or similar rights of the indemnified party against the indemnifying party or others, and (b) any liabilities the indemnifying party may be subject to pursuant to the law.


                                   ARTICLE IX

                                  MISCELLANEOUS

         Section 9.1 Fees and Expenses. Except as otherwise set forth in this Agreement, the Registration Rights Agreement or the Certificate of Designations, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expense, incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement, provided that the Company shall pay, at the Closing, all due diligence fees and attorneys fees and expenses incurred by Pacific Continental Securities Corporation up to the maximum stated in the final letter agreement between the Company and Pacific Continental Securities Corporation in connection with the preparation, negotiation, execution and delivery of this Agreement, the Registration Rights Agreement and the transactions contemplated hereunder. The Company shall pay all stamp or other similar taxes and duties levied in connection with the issuance of the Preferred Shares pursuant hereto.

         Section 9.2 Specific Enforcement, Consent to Jurisdiction.

         (a) The Company and the Purchasers acknowledge and agree that irreparable damage would occur in the event that any of the provisions of the Registration Rights Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of the Registration Rights Agreement and to enforce specifically the terms and provisions hereof or thereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.

         (b) Each of the Company and the Purchasers do hereby agree that any dispute involving the interpretation or application of any of the terms or conditions of this Agreement which cannot by resolved between the parties shall be determined in accordance with final and binding arbitration before the American Arbitration Association in Los Angeles, California (the "AAA"), and in accordance with the then obtaining rules and regulations of the AAA. There shall be three arbitrators, one of whom shall be selected by the Company, one of whom shall be selected by the Purchasers and the third arbitrator shall be selected by mutual agreement of the other two arbitrators or, failing such agreement, by the AAA. The decision of a majority of the arbitrators shall be final and binding upon all parties hereto and may be enforced in any federal or state court of competent jurisdiction. Each of the Company and the Purchasers consents to process being served in any such arbitration proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.

         Section 9.3 Entire Agreement; Amendment. This Agreement contains the entire understanding of the parties with respect to the matters covered hereby and, except as specifically set forth herein or in the Registration Rights Agreement or the Certificate of Designations, neither the Company nor any of the Purchasers makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by a written instrument signed by the party against whom enforcement of any such amendment or waiver is sought.

         Section 9.4 Notices. Any notice, demand, request, waiver or other communication required to permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery by telex (with correct answer back received), telecopy or facsimile at the address or number designated below (if delivered on a business day on or before 7:00 p.m. (New York time) where such notice is to be received), or the first business day following such delivery (if delivered other than prior to 7:00 p.m. (New York time) on a business day where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:


      If to the Company:    Paul E. Hannesson, Chief Executive Officer
                            Commodore Applied Technologies, Inc.
                            6867 Elm Street, Suite 210
                            McLean, Virginia 22101
                            Telephone Number: (703) 748-0200

      with copies to:       Bentley J. Blum and Michael D. Fullwood
                            150 East 58th Street, Suite 3410
                            New York, New York 10155
                            Telephone Number: (212) 935-5400
                            Fax: (212) 753-0731

      with copies to:       Stephen A. Weiss, Esq.
                            Greenberg Traurig Hoffman
                            Lipoff Rosen & Quentel
                            153 East 53rd Street
                            New York, New York 10022
                            Telephone Number: (212) 801-9253
                            Fax: (212) 223-7161 and (203) 222-0845


      If to any Purchasers: At the address of such Purchaser set forth on
                            Exhibit A to this Agreement, with copies to Purchaser's counsel as set forth on Exhibit A or as specified in writing by such Purchaser

      with copies to:       James A. Allen, President
                            Pacific Continental Securities Corporation
                            8484 Wilshire Blvd., Suite 744
                            Beverly Hills, CA 90211
                            Telephone Number: (213) 653-1212
                            Fax: (213) 653-1262
         with copies to:    Mark J. Richardson, Esq.
                            1299 Ocean Avenue, Suite 900
                            Santa Monica, California 90401
                            Telephone Number: (310) 393-9992
                            Fax: (310) 393-2004

                            -and-

                            Robert J. Brantman, Esq.
                            Katten Muchin & Zavis
                            525 West Monroe Street - Suite 1600
                            Chicago, IL 60661-3693
                            Telephone Number: (312) 902-5200
                            Fax: (312) 902-1061

         Any party hereto may from time to time change its address for notices by giving at least ten (10) days written notice of such changed address to the other party hereto.

         Section 9.5 Waivers. No waiver by either party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

         Section 9.6 Headings. The article, section and subsection headings in this Agreement are for convenience only and shall not constitute a part of this Agreement for any other purpose and shall not be deemed to limit or affect any of the provisions hereof.

         Section 9.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. The parties hereto may not amend this Agreement or any rights or obligations hereunder without the prior written consent of the Company and each Purchaser to be affected by the amendment. After Closing, the assignment by a party to this Agreement of any rights hereunder shall not affect the obligations of such party under this Agreement.

         Section 9.8 No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

         Section 9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the state of Delaware, without giving effect to the choice of law provisions.

         Section 9.10 Survival. The representations and warranties of the Company and the

Purchasers contained in Article II shall survive the execution and delivery hereof and the Closing until the date two years from the Closing Date, and the agreements and covenants set forth in Articles I, III, V, VII and VIII of this Agreement shall survive the execution and delivery hereof and the Closing hereunder until the Purchasers hold less than 1% of the total combined voting power of all voting securities then outstanding, provided, that Sections 3.1, 3.2, 3.7, 3.8, 3.9, 3.10, 3.11 and 3.12 shall not expire until the Registration Statement required by Section 2.2 of the Registration Rights Agreement is no longer required to be effective under the terms and conditions of Registration Rights Agreement. Notwithstanding the foregoing, the indemnification provisions set forth in the Registration Rights Agreement and Article VIII hereof shall survive indefinitely.

         Section 9.11 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart. In the event any signature is delivered by facsimile transmission, the party using such means of delivery shall cause four additional executed signature pages to be physically delivered to the other parties within five days of the execution and delivery hereof.

         Section 9.12 Publicity. The Company agrees that it will not disclose, and will not include in any public announcement, the name of the Purchasers, unless and until such disclosure is required by law or applicable regulation, and then only to the extent of such requirement.

         Section 9.13 Severability. The provisions of this Agreement, the Certificate of Designations and the Registration Rights Agreement are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of a provisions contained in this Agreement, the Certificate of Designations or the Registration Rights Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement, the Certificate of Designations or the Registration Rights Agreement, and this Agreement, the Certificate of Designations or the Registration Rights Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible.

         Section 9.14 Further Assurances. From and after the date of this Agreement, upon the request of any Purchaser or the Company, each of the Company and the Purchasers shall execute and deliver such instrument, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement, the Preferred Shares, the Conversion Shares, the Certificate of Designations, and the Registration Rights Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officer as of the date hereof.

                                            COMMODORE APPLIED TECHNOLOGIES, INC.



                                            By: /s/ PAUL E. HANNESSON
                                                -----------------------------
                                                  Name:    Paul E. Hannesson

                                                  Its:     Chairman and Chief
                                                           Executive Officer

                                             THE PURCHASERS:


                                             By: /s/ NELSON PARTNERS
                                                 -----------------------------
                                                      Name: Nelson Partners
                                                      Its:
                                                      Address:


                                             By: /s/ OLYMPUS SECURITIES, LTD.
                                                 -----------------------------
                                                      Name: Olympus Securities,
                                                            Ltd.
                                                      Its:
                                                      Address:


                                             By: /s/ LEONARDO, L.P.
                                                 ------------------------------
                                                      Name: Leonardo, L.P.
                                                      Its:
                                                      Address:


                                             By: /s/ RAPHAEL, L.P.
                                                 -----------------------------
                                                      Name: Raphael, L.P.
                                                      Its:
                                                      Address:


                                             By: /s/ RAMIUS FUND, LTD.
                                                 -----------------------------
                                                      Name: Ramius Fund, Ltd.
                                                      Its:
                                                      Address:


                                             By: /s/ FORTUNE FUND
                                                 ------------------------------
                                                      Name: Fortune Fund
                                                      Its:
                                                      Address:


                                             By: _______________________________
                                                      Name:
                                                      Its:
                                                      Address: